As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

StoneCo Ltd.

(Exact Name of Registrant as specified in its charter)

The Cayman Islands		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
R. Fidencio Ramos, 308, 10th Floor – Vila Olimpia São Paulo – SP, 04551-010, Brazil +55 (11) 3004-9680
(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)
____________________
DLP Payments Holdings Ltd. Long-Term Incentive Plan StoneCo Ltd. Contribution Agreement Plan
(Full title of the plans)
____________________
Cogency Global Inc. 10 E 40th Street, 10th Floor New York, New York 10016 +1 (800) 221-0102
(Name, address and telephone number, including area code, of agent for service)
____________________
Copies to:
Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [_]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Class A common shares, par value US$0.000079365 per share
- Pursuant to restricted share units outstanding under the DLP Payments Holdings Ltd. Long-Term Incentive Plan	5,114,450	$40.815 (2)	$208,746,276.75 (2)	$25,300.05
- Pursuant to share options outstanding under the DLP Payments Holdings Ltd. Long-Term Incentive Plan	135,198	$24.00 (3)	$3,244,752.00 (3)	$393.26
- Reserved for issuance under the DLP Payments Holdings Ltd. Long-Term Incentive Plan	823,914	$40.815 (2)	$33,628,049.91 (2)	$4,075.72
- Pursuant to outstanding restricted shares under the StoneCo Ltd. Contribution Agreement Plan	939,708	$40.815 (2)	$38,354,182.02 (2)	$4,648.53
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US$0.000079365 per share (“Class A Common Shares”), of StoneCo Ltd. (the “Registrant”) issuable pursuant to the plans set forth in this table (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Common Shares that become issuable under the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act on the basis of the average of the high and low prices reported for a Class A Common Share on the NASDAQ Capital Market on March 25, 2019.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the stock options outstanding under the Long-Term Incentive Plan.

(4)	Rounded up to the nearest penny in U.S. dollars.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s prospectus, dated October 26, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Registrant’s Registration Statement on Form F-1 (Registration No. 333-227634), as originally filed by the Registrant on October 1, 2018 and subsequently amended;

(b) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 333-02189), dated October 23, 2018, including any amendments or supplements thereto; and

(c) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Registration Statement on Form F-1 referred to in clause (a) above, including the Registrant’s Reports on Form 6-K filed on November 26, 2018, March 18, 2019 and March 29, 2019.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Articles of Association provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant has entered into indemnification agreements with its directors and officers that provide such persons with additional indemnification beyond that provided in the Registrant’s Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4	Amended and Restated Articles of Association of StoneCo Ltd. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, Amendment No. 2, filed with the SEC on October 22, 2018 (Registration No. 333-227634))
5	Opinion of Harney Westwood & Riegels, Cayman Islands counsel of StoneCo Ltd., as to the validity of the Class A Common Shares (filed herewith)
23.1	Consent of Harney Westwood & Riegels, Cayman Islands counsel of StoneCo Ltd., (included in Exhibit 5)
23.2	Consent of Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm (filed herewith)
24	Powers of Attorney (included in the signature pages hereto)
99.1	DLP Payments Holdings Ltd. Long-Term Incentive Plan (filed herewith)
99.2	StoneCo Ltd. Contribution Agreement Plan (filed herewith)

Item 9.	Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on this 29th day of March, 2019.

StoneCo Ltd.

By:	/s/ Marcelo Baldin
Name:	Marcelo Baldin
Title:	Vice President, Finance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thiago dos Santos Piau and Marcelo Baldin as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thiago dos Santos Piau	Chief Executive Officer	March 29, 2019
Thiago dos Santos Piau	(Principal Executive Officer)

/s/ Marcelo Baldin	Vice President, Finance	March 29, 2019
Marcelo Baldin	(Principal Financial Officer and Principal Accounting Officer)

/s/ André Street	Director and Chairman	March 29, 2019
André Street

/s/ Eduardo Cunha Monnerat Solon de Pontes	Director and Vice Chairman	March 28, 2019
Eduardo Cunha Monnerat Solon de Pontes

/s/ Robert Moses Thompson Motta	Director	March 29, 2019
Roberto Moses Thompson Motta

/s/ Thomas A. Patterson	Director	March 29, 2019
Thomas A. Patterson

/s/ Ali Mazanderani	Director	March 29, 2019
Ali Mazanderani

/s/ Sneha Snehal	Assistant Secretary on behalf of Cogency Global Inc.	March 29, 2019
Sneha Snehal	Authorized representative in the United States